Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.

Dual Directional Buffer Securities Linked to the Worst Performing of the Invesco QQQ TrustSM, Series 1 and the Russell 2000® Index Due August 31, 2023

Preliminary Terms
Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlyings:	The Invesco QQQ TrustSM, Series 1 and the Russell 2000® Index
Pricing date:	August 28, 2018
Valuation date:	August 28, 2023
Maturity date:	August 31, 2023
Upside return amount:	$1,000 × the underlying return of the worst performing underlying × the upside participation rate
Upside participation rate:	At least 85%*
Absolute underlying return:	For each underlying, the absolute value of its underlying return
Buffer amount:	30%
Payment at Maturity:

For each $1,000 stated principal amount security you hold at maturity:

•     If the final underlying value of the worst performing underlying is greater than or equal to its initial underlying value:
$1,000 + the upside return amount

•     If the final underlying value of the worst performing underlying is less than its initial underlying value by an amount less than or equal to the buffer amount:
$1,000 + ($1,000 × the absolute underlying return of the worst performing underlying)

•     If the final underlying value of the worst performing underlying is less than its initial underlying value by an amount greater than the buffer amount:
$1,000 + ($1,000 × the underlying return of the worst performing underlying) + $300

If the worst performing underlying decreases from its initial underlying value to its final underlying value by more than the buffer amount, your payment at maturity will be less, and possibly significantly less, than the $1,000 stated principal amount per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment. The securities are unsecured debt securities. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

CUSIP / ISIN:	17324CZS8 / US17324CZS87

* The actual upside participation rate will be determined on the pricing date

Key Definitions
Initial underlying value:	For each underlying, its closing value on the pricing date
Final underlying value:	For each underlying, its closing value on the valuation date
Underlying return:	For each underlying, (i) its final underlying value minus its inital underlying value, divided by (ii) its inital underlying value
Worst performing underlying:	The underlying with the lowest underlying return

Hypothetical Return of the Worst Performing Underlying(1)	Hypothetical Payment at Maturity per Security	Hypothetical Total Return on Securities at Maturity(2)
100.00%	$1,850.00	85.00%
75.00%	$1,637.50	63.75%
50.00%	$1,425.00	42.50%
40.00%	$1,340.00	34.00%
30.00%	$1,255.00	25.50%
20.00%	$1,170.00	17.00%
10.00%	$1,085.00	8.50%
0.00%	$1,000.00	0.00%
-10.00%	$1,100.00	10.00%
-20.00%	$1,200.00	20.00%
-30.00%	$1,300.00	30.00%
-30.01%	$999.90	-0.01%
-40.00%	$900.00	-10.00%
-50.00%	$800.00	-20.00%
-100.00%	$300.00	-70.00%

(1) Hypothetical return of the worst performing underlying = hypothetical percentage change of the worst performing underlying from its initial underlying value to its final underlying value

(2) Hypothetical total return on securities at maturity = hypothetical payment at maturity per security minus $1,000 stated principal amount per security, divided by $1,000 stated principal amount per security

This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the following hyperlink: Preliminary Pricing Supplement dated August 13, 2018

Citi Structured Investments	+1-212-723-3136	structured.investments@citi.com

Selected Risk Considerations
•	You may lose a significant portion of your investment. If the worst performing underlying depreciates by more than the buffer amount, the absolute return feature will no longer be available and you will lose 1% of the stated principal amount of the securities for every 1% by which that depreciation exceeds the buffer amount.

•	The securities are designed for investors who seek exposure to the underlyings but who are willing to forgo full upside participation in any appreciation of the worst performing underlying in exchange for the potential for positive return if the worst performing underlying depreciates.

•	The securities do not pay interest.

•	Your potential for positive return from depreciation of the worst performing underlying is limited. The return potential of the securities in the event that the final underlying value of the worst performing underlying is less than its initial underlying value is limited to the buffer amount. Any decline in the final underlying value of the worst performing underlying from its initial underlying value by more than the buffer amount will result in a loss, rather than a positive return, on the securities.

•	The securities are subject to the risks of both underlyings and will be negatively affected if either of the underlyings performs poorly, even if the other underlying performs well.

•	You will not benefit in any way from the performance of the better performing underlying.

•	You will be subject to risks relating to the relationship between the underlyings.

•	Your payment at maturity depends on the closing level of the worst performing underlying on a single day.

•	Investing in the securities is not equivalent to investing in either of the underlyings.

•	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

•	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.

•	The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement.

•	The value of the securities prior to maturity will fluctuate based on many unpredictable factors.

•	The Russell 2000® Index is subject to risks associated with small capitalization stocks.

•	The issuer and its affiliates may have conflicts of interest with you.

•	The U.S. federal tax consequences of an investment in the securities are unclear.

The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities.

Additional Information

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-216372 and 333-216372-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Filed pursuant to Rule 433

Hypothetical Payment at Maturity Diagram*

* Assumes that the upside participation rate is equal to the lowest value indicated under Preliminary Terms.

Citi Structured Investments	+1-212-723-3136	structured.investments@citi.com